Exhibit 99.1

NEWS RELEASE

Contacts:        Bob Halliday

Chief Financial Officer

978.282.7597

bob.halliday@vsea.com

or

Mary Wright

Director, Investor Relations

978.282.5859

mary.wright@vsea.com

Varian Semiconductor Equipment Associates Reports

Fiscal 2004 Second Quarter Results

GLOUCESTER, MA, April 29, 2004 – Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) today announced results for its fiscal 2004 second quarter ended April 2, 2004.

Revenue for the second quarter of fiscal 2004 totaled $127.3 million, compared to revenue of $111.2 million for the same period a year ago. The Company recorded net income of $14.0 million, or $0.38 per diluted share during the second quarter of fiscal 2004, compared to net income of $5.5 million, or $0.16 per diluted share for the same period a year ago. Gross margin for the second quarter of fiscal 2004 was 45 percent, compared to 38 percent for the same period a year ago.

Richard A. Aurelio, Varian Semiconductor’s chairman and chief executive officer, said, “The adoption of our single wafer high current tool, the VIISta 80HP, is accelerating. We expect to ship approximately the same number of high current tools as medium current tools in the third quarter of fiscal 2004; and those high current tools are expected to ship to ten different customers.”

Robert J. Halliday, chief financial officer, provided forward guidance, “We currently expect revenue for the third quarter of fiscal 2004 to be between $138 and $148 million and gross margin as a percentage of revenue to be in the mid 40s. Earnings per share is anticipated to range from $0.45 to $0.53 per diluted share.”

Halliday further added, “Our ongoing improvements in product design and manufacturing operations are expected to continue to payoff in high customer satisfaction and gross margin performance.”

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VSEA Announces FY 2004 Q2 Results	Page 2	April 29, 2004

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:00 p.m. eastern time today to discuss the Company’s operating results and outlook. Access to the call is available through the investor relations page on the Company’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor

Varian Semiconductor Equipment Associates, Inc. is a leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in the Company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, the Company’s guidance for third quarter fiscal 2004 revenue, gross margin and earnings per share, market share, competitive position, expected third quarter product shipments, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; the Company’s dependence on a small number of customers; the Company’s ability to manage factory operations and efficiently use resources; fluctuations in the Company’s quarterly operating results; the Company’s transition to new products; uncertain protection of the Company’s patent and other proprietary rights; concentration in the Company’s customer base and lengthy sales cycles; the Company’s reliance on a limited group of suppliers; potential environmental liabilities; the Company’s dependence on certain key personnel; the Company’s limited operating history; and the risk of substantial indemnification obligations under the agreements governing the spin-off of the Company from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in other reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2004 Q2 Results	Page 3	April 29, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	April 2, 2004	March 28, 2003	April 2, 2004	March 28, 2003
Revenue
Product	$109,368	$94,144	$195,807	$156,084
Service	16,260	15,083	29,570	34,403
Royalty and license	1,698	1,972	3,792	4,421

Total revenue	127,326	111,199	229,169	194,908
Cost of revenue	69,631	69,498	129,092	117,762

Gross profit	57,695	41,701	100,077	77,146

Operating expenses
Research and development	16,958	14,410	33,223	27,979
Marketing, general and administrative	21,011	19,773	40,819	38,704
Restructuring costs	—	158	—	158

Total operating expenses	37,969	34,341	74,042	66,841

Operating income	19,726	7,360	26,035	10,305
Interest income, net	904	991	1,760	2,227
Other expense, net	(115)	(193)	(112)	(135)

Income before income taxes	20,515	8,158	27,683	12,397
Provision for income taxes	6,493	2,694	8,858	4,092

Net income	$14,022	$5,464	$18,825	$8,305

Weighted average shares outstanding – basic	36,135	34,141	35,819	34,028
Weighted average shares outstanding – diluted	37,103	34,998	36,907	34,874
Net income per share – basic	$0.39	$0.16	$0.53	$0.24
Net income per share – diluted	$0.38	$0.16	$0.51	$0.24

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VSEA Announces FY 2004 Q2 Results	Page 4	April 29, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 2, 2004	October 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$275,394	$310,481
Short-term investments	91,741	40,021
Accounts receivable, net	105,757	63,048
Inventories, net	77,152	59,228
Deferred income taxes	28,650	28,486
Other current assets	21,365	19,906

Total current assets	600,059	521,170
Property, plant and equipment, net	53,160	47,013
Other assets	15,290	15,351

Total assets	$668,509	$583,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and other short-term borrowings	$6,275	$5,805
Accounts payable	29,441	22,530
Accrued expenses	35,540	36,086
Product warranty	6,826	7,684
Deferred revenue	48,539	23,392

Total current liabilities	126,621	95,497
Long-term accrued expenses	4,974	5,198
Deferred taxes	4,321	4,321
Long-term debt	4,360	4,551

Total liabilities	140,276	109,567

Stockholders’ equity
Common stock	363	350
Capital in excess of par value	325,906	290,443
Retained earnings	202,037	183,212
Deferred compensation	(119)	—
Accumulated other comprehensive income (loss)	46	(38)

Total stockholders’ equity	528,233	473,967

Total liabilities and stockholders’ equity	$668,509	$583,534

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